Exhibit 5.1

STIKEMAN ELLIOT

Stikeman Elliot LLP   Barristers & Solicitors

Suite 1700, Park Place, 666 Burrard Street, Vnacouver, Canada V6C 2X8
Tel: (604) 631 - 1300   Fax: (604)-681-1826   www.stikeman.com

June 3, 2008
Board of Directors Kimber Resources Inc. Suite 215, 800 West Pender Street Vancouver, British Columbia, Canada V6C 2V6

Dear Sirs/Mesdames:

Re:

Kimber Resources Inc.
Registration Statement on Form F-3

We have acted as special British Columbia counsel for Kimber Resources Inc., a British Columbia company ("Kimber").  We are furnishing this opinion at your request in connection with the filing by Kimber of a Registration Statement on Form F-3 (the "Registration Statement") with the United States Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") covering the registration of up to an aggregate offering price of USD $20,000,000 of Kimber's common shares without par value (the "Shares") for issuance thereof by Kimber.  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined the Registration Statement and such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are qualified to carry on the practice of law in the Province of British Columbia.  Our opinions below are expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein; we express no opinion with respect to the laws of any other jurisdiction.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that as of the date hereof:

(1)

Provided that at the time of issuance and sale of the Shares: (i) Kimber is a company existing under the laws of British Columbia; (ii) a sufficient number of Shares is authorized and available for issuance; (iii) the issuance of the Shares has been duly authorized by all necessary corporate action on the part of Kimber; (iv) the issuance and sale of the Shares do not violate any applicable law, are in conformity with Kimber's then operative certificate of incorporation, notice of articles and articles, do not result in a default under or breach of any agreement or instrument binding upon Kimber and comply with any requirement imposed by any court or governmental body having jurisdiction over Kimber; and (v) the certificates for the Shares have been duly executed by Kimber, countersigned by the transfer agent therefor, duly delivered to the purchasers

STIKEMAN ELLIOT	2

of the Shares in exchange for full payment for the Shares, and the names of the purchasers of the Shares have been entered into Kimber's central securities register, then the Shares, when issued and sold in accordance with a duly authorized, executed and delivered subscription, purchase, underwriting or similar agreement will be duly authorized, validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to Kimber, the Registration Statement or the Shares.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act.

Yours truly,